Issuer Free Writing Prospectus
                                                 filed pursuant to Rule 433
                                                 Registration No. 333-132747
                                                 Dated June 7, 2006

UBS AG Commodity Linked Notes
Linked to the Rogers International Commodity Index(R) Excess Return(SM)

OFFERING EXPOSURE TO COMMODITIES

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INDICATIVE TERMS
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 Issuer                  UBS AG
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 Booking Branch          Jersey Branch
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 Issuer                  UBS AG
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 Issue Price             $10 per Note
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 Underlying Index        Rogers International Commodity Index(R)
                         Excess Return(SM)
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 Term                    2 years
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 Payment at              $10 + ($10 x Participation Rate x Adjusted
 Maturity                Index Return)
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 Participation Rate      If the Adjusted Index Return is positive, the
                         Participation Rate will equal 1.46 to 1.61. (to be determined on the trade date

                         If the Adjusted Index Return is negative, the
                         Participation Rate will equal 1.
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 Adjusted Index          Adjusted Index Ending Level - Index Starting Level
 Return                  --------------------------------------------------
                                           Index Starting Level
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 Annual Fee              The Annual Fee will reduce the Index level by a
                         rate of 1% per year, compounded daily over
                         the term of the Notes
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 Index Starting Level    The closing level of the Index on the Trade Date
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 Index Ending Level      The closing level of the Index on the Final
                         Valuation Date
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 Adjusted Index          The Index Ending Level reduced by Annual Fee
 Ending Level
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 Trade Date*             June 23, 2006
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 Settlement Date*        June 30, 2006
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 Final Valuation         June 23, 2008
 Date*
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 Maturity Date*          June 30, 2008
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*EXPECTED

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PRODUCT DESCRIPTION
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UBS Commodity linked Notes offer exposure to the Rogers International Commodity
Index(R) Excess Return(SM). Provided that there is a positive Adjusted Index Return at maturity, the Notes will provide the investor an opportunity to outperform the Index by a measure of 1.46 to 1.61x (to be determined on the trade date) with no cap. If the Index declines, the Note return will be equal to the percentage decline in the Adjusted Index Return.

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BENEFITS
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o    Enhanced Exposure: 1.46 to 1.61x (to be determined on the trade date)
     leverage feature provides enhanced participation in upside appreciation, while maintaining 1 to 1 downside exposure

o    Tax Efficient: Should receive long term treatment if held over 1 year*

o Diversification: Provides portfolio exposure to 35 futures contracts on physical commodities

*UBS AG AND ITS SUBSIDIARIES AND AFFILIATES DO NOT PROVIDE TAX ADVICE.

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 1.54x POSITIVE ADJUSTED INDEX RETURN; 1x NEGATIVE ADJUSTED INDEX
RETURN

                               ADJUSTED
                                INDEX                                     NOTE
                                RETURN                                   RETURN

                               -------- ------------------------------- -------
                                  40%                                    61.60%
                                  20%    1.54x ADJUSTED INDEX RETURN     30.80%
  [GRAPHIC OMITTED]               10%                                    15.40%
                                   1%                                     1.54%
                               -------- ------------------------------- -------
                               -------- ------------------------------- -------
                                   0%                                      0%
                               -------- ------------------------------- -------
                               -------- ------------------------------- -------
                                  -5%                                     -5%
                                 -10%       1:1 DOWNSIDE EXPOSURE >       -10%
                                 -20%                                     -20%
                               -------- ------------------------------- -------

                               * NET OF 1% ANNUAL FEE

                               The annual fee will reduce the Index level by a rate of 1% per year, compounded daily over the term of the Notes. (2.02% total)

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated June 7, 2006.

                                                 Issuer Free Writing Prospectus
                                                 Filed pursuant to Rule 433
                                                 Registration No, 333-132747
                                                 Dated June 7, 2006

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INDEX DESCRIPTION
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ROGERS INTERNATIONAL COMMODITY INDEX(R) EXCESS RETURN(SM)

The Rogers International Commodity Index is composed of 35 futures contracts on physical commodities traded on ten exchanges in five countries. The Index is rebalanced monthly. The commodities represented in the Index include agricultural, energy and metal products.

   [THE FOLLOWING DATA POINTS REPRESENT A PIE CHART IN THE PRINTED DOCUMENT.]

                            Energy         44%
                            Agriculture    35%
                            Metals         21%

PLEASE REFER TO PAGE S-16 OF THE ATTACHED PRELIMINARY PROSPECTUS FOR DETAILED WEIGHTINGS.

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HISTORICAL PERFORMANCE
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The graph below illustrates the performance of the Index from 7/31/98 to 6/6/06
-- BLOOMBERG

   [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

           1998          1000
                       939.72
                      1022.15
                       989.08
                       885.75
           1999        875.63
                       883.59
                       845.31
                       984.79
                      1046.79
                       987.15
                      1056.41
                       1073.6
                      1128.74
                       1185.4
                      1130.14
                      1178.28
           2000       1212.16
                      1288.72
                      1342.67
                       1325.5
                       1291.8
                      1383.94
                      1446.22
                       1360.3
                       1496.5
                      1468.73
                      1471.37
                      1540.24
           2001       1452.52
                      1474.67
                       1449.4
                      1377.71
                      1433.31
                      1399.98
                      1319.97
                      1335.59
                      1340.27
                       1218.6
                       1159.3
                      1144.19
           2002        1134.1
                         1119
                      1166.91
                      1293.58
                      1290.17
                       1286.3
                      1335.81
                      1340.47
                      1407.94
                      1446.78
                      1415.38
                      1420.16
           2003       1498.88
                      1605.73
                      1697.77
                      1578.72
                      1514.43
                      1638.73
                         1656
                       1698.9
                      1773.27
                      1741.65
                      1811.07
                      1856.41
           2004       1961.08
                      2011.61
                      2179.07
                         2224
                       2229.1
                      2291.25
                      2173.56
                      2280.41
                      2293.14
                      2458.78
                      2496.73
                      2468.43
           2005       2344.89
                      2414.59
                      2588.69
                      2670.93
                      2492.46
                      2488.03
                      2542.12
                      2629.93
                      2763.42
                      2785.27
                      2633.76
                       2600.9
                      2730.35
                         2914
                      2744.92
                      2822.45
                      2985.71
                      2964.11
                      2952.79

SOURCE: BLOOMBERG

HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You are willing to accept the risk of fluctuations in commodities prices in general and exchange traded futures contracts on physical commodities traded on various exchanges in particular

o You believe the level of the Index will increase by more than 2.02% (the amount sufficient to offset the cumulative effect of the annual fee)

o You are willing to accept the risk that you may lose some or all of your investment if the Index Ending Level does not increase by at least 2.02%

o    You do not seek current income from this investment

o    You are willing to hold the Notes to maturity

o You are willing to invest in the Notes based on the range indicated for the participation rate (to be determined on trade date)

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o You are not willing to accept the risk that you may lose some or all of your principal

o You are not willing to be exposed to fluctuations in commodities prices in general and exchange traded futures contracts on physical commodities in particular

o You believe the Index level will decline during the term of the Notes or will not increase by an amount sufficient to offset the cumulative effect of the annual fee

o You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings

o You will create an over-concentrated position in the commodities sectors of your portfolio by owning the Notes

o    You seek current income from your investment

o    You seek an investment for which there will be an active secondary market

KEY RISKS:

o You may lose some or all of your principal--the notes are fully exposed to any decline in the level of the Index

o Market risk - the return on the notes is linked to the performance of the Index and may be positive or negative

o No direct exposure to fluctuations in foreign exchange rates - the value of the notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the futures contracts comprising the Index are based

o Potential over-concentration in particular commodity sectors - The commodities underlying the futures contracts included in the Index are concentrated in a limited number of sector, particularly energy and agriculture

o No interest payments - You will not receive any periodic interest payments on the notes

o No listing - The notes will not be listed, and there will not be an active secondary trading market

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-413-9657.